For:           Immediate Release                                                                                                                               Contact:                     Larry Lentych
  June 27, 2007                                                                                                                                                            574 235 2000

1ST SOURCE CORPORATION ANNOUNCES
PLANS TO REDEEM 690,000 SHARES OF
TRUST PREFERRED SECURITIES

South Bend, IN -- 1st Source Corporation (Nasdaq: SRCE) today announced that it provided notice to the trustee for the 690,000 shares of floating rate trust preferred securities issued by 1st Source Capital Trust II of its plans to redeem these securities on August 1, 2007.  The redemption price will be $25.00 per preferred security plus accrued dividends to the date of redemption.  1st Source expects that holders of the 690,000 trust preferred securities will receive formal notice of redemption from the trustee.

Second quarter 2007 earnings will be reduced by an estimated $270,000 (after tax) due to the net impact of the write-off of capitalized debt issuance costs related to the trust preferred securities currently being redeemed.

1st Source Corporation is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source has distinguished itself with highly personalized services. 1st Source also competes for business nationally by offering specialized financing services for private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes more than 80  banking centers in 17 counties, and 24 locations nationwide for the 1st Source Bank Specialty Finance Group. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to customers while playing a leadership role in the continued development of the communities in which it serves.

Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. 1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or U.S. generally accepted accounting principles; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.